Exhibit 5.1

BLACKWELL SANDERS PEPER MARTIN LLP

1620 DODGE STREET, SUITE 2100
OMAHA, NE 68102-1504
TEL: (402) 964-5000 FAX: (402) 964-5050
WEBSITE: www.blackwellsanders.com

April 26, 2004

West Corporation
11808 Miracle Hills Drive
Omaha, NE 68154

Ladies and Gentlemen:

     We have acted as counsel to West Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, registering 1,000,000 shares (the “Shares”) of common stock of the Company to be issued to eligible participants in accordance with the terms of the Company’s Nonqualified Deferred Compensation Plan (the “Plan”).

     In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Blackwell Sanders Peper Martin LLP

KANSAS CITY, MISSOURI • ST. LOUIS, MISSOURI • OVERLAND PARK, KANSAS • OMAHA, NEBRASKA
SPRINGFIELD, MISSOURI • EDWARDSVILLE, ILLINOIS • WASHINGTON, D.C. • LONDON, UNITED KINGDOM
AFFILIATES: LEEDS • MANCHESTER • MEXICO CITY • MONTREAL • TORONTO • VANCOUVER